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                                                                    EXHIBIT 10.8

     CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [***].

                         SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of July 5, 2007 between Sanken Electric Co., Ltd., a Japanese corporation with its principal offices at 3-6-3 Kitano, Niiza-shi, Saitama, Japan ("Sanken"); and Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 115 Northeast Cutoff, Worcester, Massachusetts 01615 ("Allegro").

WHEREAS, Sanken desires that Allegro act as a sales representative for certain Sanken products in the continents of North and South America, and Allegro is willing to act in such capacity; and

WHEREAS, Sanken and Allegro wish to stipulate the terms and conditions of such activity and supersede that certain Representative Agreement between the parties dated October 1, 1997.

NOW, THEREFORE, the parties hereby agree as follows:

1.   DEFINITIONS.

In this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Commencement Date" means July 20, 2007.

     1.2 "Intellectual Property" means any patent, copyright, trademark or other industrial or intellectual property right of Sanken in respect of the Products.

     1.3 "Products" means those Sanken products that are listed on Exhibit A to this Agreement.

     1.4 "Territory" means North and South America, including Puerto Rico.

2.   APPOINTMENT AND ACCEPTANCE.

     2.1 Non-Exclusive Representative. Sanken hereby appoints Allegro as its non-exclusive sales representative for the Products in the Territory and Allegro accepts such appointment, subject to the terms of this Agreement. It is agreed that Allegro may solicit orders through sub-representatives in the Territory.

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     2.2 Scope of Appointment. Allegro shall not knowingly solicit orders from customers who intend to sell the Products outside of the Territory.

     2.3 Product Modification or Discontinuance. Sanken may modify Products or discontinue the production of any or all of the Products at any time at its sole discretion. Sanken shall provide reasonable notice of such changes to Allegro and Sanken shall be responsible for resolving any customer issues resulting from its modification or discontinuation of its Products.

     2.4 Relationship. Allegro is a representative of Sanken for the purpose of procuring orders from customers for Products. The parties are not principal and agent. Neither party shall have the right or authority to incur or create any warranty, liability or obligation of any kind on behalf of the other party.

3.   ALLEGRO'S OBLIGATIONS.

Allegro shall, during the term of this Agreement:

     3.1 Use commercially reasonable efforts to promote the sale of Products in the Territory through a qualified sales organization.

     3.2 Ensure that its sales personnel participate in sales training programs that Sanken may conduct, and conduct its own internal training to instill in its personnel, effective sales methods for the Products.

     3.3 Keep Sanken reasonably informed of developments in the market for Products in the Territory, including changes in applicable regulatory requirements, and provide Sanken such other information relating to the sale and service of Products as Sanken may reasonably require from time to time.

     3.4 Refrain from advertising the Products in the Territory, unless Sanken has been given the opportunity to review and approve advertising materials in advance.

     3.5 If requested by Sanken and at Sanken's expense, either at the premises of Allegro or at Sanken's premises, make its employees available for instruction by Sanken Allegro in the use, sale, maintenance and application of Products.

     3.6 Refrain from becoming a representative or distributor of products manufactured by a third party that compete with the Products.

     3.7 Bear all expenses associated with selling the Products, such as those for communication, travel and other sales associated disbursements, incurred in connection with its activities under this Agreement, unless otherwise agreed by the parties in writing.


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     3.8 Comply with all applicable laws and regulations relating to the import of Products into the Territory, including, without limitation, licensing and documentation requirements in the Territory and such other jurisdictions with jurisdiction over Allegro and such import activities.

4.   SANKEN'S OBLIGATIONS.

Sanken shall, during the term of this Agreement:

     4.1 Provide adequate training for Allegro employees and reasonable field sales support.

     4.2 Provide such information and support as may reasonably be requested by Allegro with respect to Products, including then existing marketing materials, brochures and other information regarding Products.

     4.3 As mutually agreed with Allegro, participate with Allegro in fairs and exhibitions in the Territory.

     4.4 Comply with all applicable laws and regulations relating to the export of Products from their place of manufacture or assembly into the Territory, including, without limitation, licensing and documentation requirements in the Territory and such other jurisdictions with jurisdiction over Sanken and such export activities.

5.   ORDERS, TERMS AND COMMISSIONS.

     5.1 Orders. Orders for Products shall be submitted in accordance with procedures indicated by Sanken from time to time. Sanken reserves the right to reject any order at its sole discretion.

     5.2 Terms and Conditions of Sale. Sanken's terms and conditions of sale shall apply to all sales of Products. No deviation from Sanken's terms and conditions shall be binding unless accepted in writing by Sanken.

     5.3 Prices. Sanken reserves the right to change Product prices at any time. Orders accepted by Sanken prior to a price increase will be invoiced at the price in effect at the time of acceptance. Orders based upon a prior quotation will be accepted at prices in effect on the date of the quotation if the order is received by Sanken within thirty (30) days after the date of the quotation.

     5.4 Commissions. Allegro shall be entitled to receive commissions as specified on Exhibit B to this Agreement.

     5.5 Order Termination. Sanken reserves the right to terminate the balance of any accepted customer order if Sanken learns that the customer's use of the Products is not suitable for such customer's application, or if the customer intends to use the Products in any life-support


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

device or system if a failure of such Product can reasonably be expected to cause a failure of that life-support device or system or to effect the safety or effectiveness of that device or system.

6.   INTELLECTUAL PROPERTY.

     6.1 License Grant. During the term of this Agreement, Sanken hereby grants to Allegro a license and privilege to use the trademarks included within the Intellectual Property in the Territory for the specific purposes of this Agreement. Sanken warrants that it owns the rights to the Intellectual Property in the Territory, or has a valid license to such rights. Sanken shall retain ownership of its Intellectual Property and Allegro shall not by operation of this Agreement acquire any ownership interest therein.

     6.2 Protection of Intellectual Property. Allegro will not use any trademarks or trade names in the Territory that are likely to cause confusion with the trademarks or trade names of Sanken. Following the receipt of notice or other knowledge of any actual, threatened or suspected infringement in the Territory of any Intellectual Property or any claim of a third party that the sale of Products in the Territory infringes such party's intellectual property rights, Allegro will promptly notify Sanken thereof. Allegro will assist Sanken, at Sanken's expense, in maintaining Sanken's ownership rights to the Intellectual Property in the Territory, including any action against infringement of the Intellectual Property in the Territory, or negotiation of any permit or license.

     6.3 Infringement Indemnification. Sanken shall defend and hold Allegro harmless from and against any and all claims, damages, suits, causes of action, liabilities or expenses (including without limitation reasonable attorneys' fees) arising from any allegation or claim that the sale of Products in the Territory infringes the intellectual property rights of any third party.

7.   TERM AND TERMINATION.

     7.1 Term. This Agreement shall take effect on the Commencement Date and shall remain in effect for a period of one year. This Agreement may be terminated as of the one year anniversary of the Commencement Date by either party upon three (3) months prior written notice to the other party. If neither party gives such notice of termination, this Agreement shall be renewed for one additional year. Thereafter, this Agreement shall automatically renew for a successive one year periods until either party gives notice of termination at least three (3) months prior to the expiration of any renewal term.

     7.2 Termination. Either party hereto may immediately terminate this Agreement as follows: (a) if proceedings in bankruptcy or insolvency are instituted by or against the other party, a receiver or trustee is appointed, or such party makes an assignment for the benefit of its creditors or enters into any voluntary arrangement with creditors, or a substantial part of the assets of such party is the subject of attachment; or (b) upon default by the other party in the performance of its obligations under this Agreement, whereby such default is not cured within sixty (60) days after receipt by the defaulting party of written notice of the default.


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     7.3 Effect of Termination. Upon the termination or expiration of this
Agreement for any reason:

          7.3.1 Allegro will promptly return to Sanken, or otherwise dispose of as Sanken may instruct, all Confidential Information (as defined in Section 8.1), technical instruction manuals, sales promotion materials, specifications or other documents relating to any of the Products.

          7.3.2 Allegro will immediately cease to market or advertise the Products in the Territory.

          7.3.3 Sanken shall satisfy all orders for Products accepted from any customer by Sanken prior to such termination if the customer order was procured, at least in part, through the efforts of Allegro.

     7.4 Effect of Non-Completion. Sanken may withhold the payment of commissions due after the termination or expiration of this Agreement until all obligations owed by Allegro have been completed.

8.   CONFIDENTIALITY.

     8.1 Confidential Information. Except as provided in Section 8.2, neither party shall disclose to any third party, nor use for any purpose other than the purchase or sale of Products under this Agreement, any Confidential Information of the other party without the other party's prior written consent. As used in this Agreement, "Confidential Information" shall include but not be limited to all information regarding current or future Products, designs, marketing plans, processes, inventions, formulae, pricing and cost information, specifications, drawings, samples or other confidential or proprietary information or data furnished by one party to the other. "Confidential Information" shall not include any information that is publicly known through no fault of the receiving party, was previously known to or developed by the receiving party or an employee of the receiving party who has not had access to any Confidential Information of the disclosing party, or was received from a third party without breach of any confidentiality obligation imposed on that third party.

     8.2 Permitted Disclosures. A party may disclose Confidential Information
(i) to the extent required by law or by court order or other governmental action, but only to the extent so ordered; or (ii) to the extent necessary to implement this Agreement, to the party's employees, agents or subcontractors as reasonably necessary or appropriate, provided that before disclosure such recipients are informed of the confidentiality requirements of this Agreement. The disclosing party shall ensure compliance by its employees, agents or subcontractors with the confidentiality provisions of this Agreement.


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     8.3 Governmental Filings. Each party shall determine in its sole discretion whether such party is required to file or otherwise submit this Agreement and/or any description hereof with or to any governmental authorities or securities exchanges, including, without limitation, the U.S. Securities and Exchange Commission, NASDAQ, the Japanese Securities and Exchange Surveillance Commission or the Tokyo Stock Exchange. If a party (as the Submitting Party) determines that it is required to file or otherwise submit this Agreement and/or any description hereof with or to any such governmental authority or securities exchange, as applicable, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other party (as the Non-Submitting Party) reasonably prior to its filing or submission, and (ii) to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, the Submitting Party will (A) provide a reasonable amount of time for the Non-Submitting Party's review of such confidentiality request and any redactions comprising such intended request and (B) give good faith consideration to the Non-Submitting Party's comments and requests for any additional or different redactions.

9.   MISCELLANEOUS PROVISIONS.

     9.1 Entire Agreement. This Agreement, and the attached Exhibits, constitutes the entire understanding between the parties with respect to Allegro's status as a sales representative for the Products in the Territory, and supersedes all prior agreements, negotiations and discussions between the parties regarding such subject matter, including without limitation that certain Representative Agreement between the parties dated October 1, 1997.

     9.2 Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each party.

     9.3 Assignment. Neither party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

     9.4 Waiver. Any failure by any party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such party's right thereafter to enforce each and every term and condition of this Agreement.

     9.5 Force Majeure. The obligations of a party under this Agreement will be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as such cause is beyond such party's control but without prejudice to the generality of the foregoing expression): strikes, lockouts, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm. In the event of either party being so hindered or prevented such party will give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice will forfeit the rights of such party to claim such suspension. Any party whose obligations have been suspended as aforesaid will not be deemed to be in default of


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its contractual obligations nor will any penalties or damages be payable. Any such party will resume the performance of such obligations as soon as reasonably possible after the removal of the cause and will so notify the other party. In the event that such cause continues for more than three months either party may terminate this Agreement on fourteen (14) days written notice.

     9.6 Indemnification. Each party shall fully indemnify the other party against all actions, claims, demands, costs, charges, expenses or liabilities arising from or in connection with any breach of its obligations under this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER (OR TO ANYONE ASSERTING A CLAIM ON A PARTY'S BEHALF) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES. The obligation of Sanken to so indemnify Allegro under this Section 9.6 is in addition to any indemnity provided by Sanken to Allegro under Section 6.3.

     9.7 Language. This Agreement was drafted and executed in the English language.

     9.8 Notices. Notices under this Agreement may be sent by e-mail or courier service. Notice shall be sent to the address set forth on the first page of this Agreement or to such other address and contact person as a party may designate, or to the email address of any such designated contact person.

     9.9 Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan.

     9.11 Dispute Resolution. The parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the parties ("Claims") by mutual discussions in good faith. Should the parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration as follows: if Allegro initiates the arbitration proceedings, arbitration will be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association; and if Sanken initiates the arbitration proceedings, arbitration will be held in the State of Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

SANKEN ELECTRIC CO., LTD.               ALLEGRO MICROSYSTEMS, INC.


By: /s/ Hirohito Sekine                 By: /s/ Daniel Demingware
    ---------------------------------       ------------------------------------
    Mr. Hirohito Sekine                     Mr. Daniel Demingware
    General Manager, Sales                  Vice President Sales
    Headquarters


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                                                                       EXHIBIT A

                                    Products

AC adapters

Switching mode power supplies

Transformers


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                                                                       EXHIBIT B

                                   Commissions

The following terms shall apply to sales representative commissions payable to Allegro pursuant to Section 5.4:

     1.   Commission.

     Allegro shall be entitled to a commission of [***] percent ([***]%) of the "Net Sales" of Products. The term "Net Sales" shall mean the total revenues for Products shipped during a three-month quarter less returns and less the amount of any revenues previously included in net sales that Sanken determines during such month to be uncollectible.

     2.   Payment in Dollars.

     Payments shall be made to Allegro in U.S. Dollars.

     3.   Exchange Rate.

     Commissions shall be converted from local currency into U.S. Dollars on a quarterly basis pursuant to procedures established by the parties from time to time.

     4.   Payment Terms.

     Payments shall be made to Allegro by the end of the month following the quarter for which quarterly Net Sales are calculated.


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